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                                                                    Exhibit 10.9


                              LINC CAPITAL, INC.
                              303 E. Wacker Drive
                            Chicago, Illinois 60601




October 30, 1997


Mr. Terry Quinn
Quinn Capital Services
San Francisco, California


Dear Terry:

This letter will serve as our understanding with respect to your engagement by LINC Capital, Inc. ("LINC Capital") for the period commencing November 1, 1997 to October 31, 1998 to perform certain consulting services in connection with our activities relating to acquisition of leasing and rental companies ("Acquisition Activities") as well as other of our strategic initiatives.

Following is our understanding:

You will be engaged for a period of one year commencing on November 1, 1997 and ending on October 31, 1998 to provide consulting services primarily with respect to Acquisition Activities, including; but not limited to due diligence, structuring, financing and originating and following up on potential acquisition candidates. Notwithstanding this engagement period, either party may terminate this engagement upon ninety (90) days prior written notice. Your monthly retainer fee will be appropriately pro-rated for any month in the event that such termination date is not the last day of a month.

For your services, LINC Capital will pay you a fee of $6,250.00 per month payable on the last day of each month during the term hereof commencing on November 30, 1997. This fee is based on the understanding that you will provide not less than three (3) days per month in consulting services to LINC Capital at its headquarters office in Chicago or at another location selected by LINC Capital. Any time devoted to your activities, as a director of LINC Capital shall be in addition to this three-day period.

In the event that you are required to provide more than three days of consulting services in any given month as a result of concentration of activities regarding an acquisition candidate, either LINC Capital will reduce the number of days that you are required to provide in subsequent periods during the term of this agreement or it will pay you an
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additional consulting fee of $2,500 per day for each day in excess of three days of services provided per month or such other additional fee relating to the success of any transaction as may be approved by the Compensation Committee of the Board of Directors of LINC Capital.

In addition to the monthly consulting fee provided for above, LINC Capital will reimburse you for your reasonable out of pocket travel and entertainment expenses incurred directly in connection with the services provided to us, including, but not limited to airfare, hotel rooms and business entertainment expenses. Your expense reports should be submitted on a monthly basis and will be reimbursed generally within ten days of receipt.

Notwithstanding the above, if the total amount to be paid to you (including reimbursed expenses) during the term of this agreement is in excess of $100,000, payment of such excess shall be subject to the approval of the Compensation Committee of LINC Capital's board of directors.

If this agreement is acceptable to you, please execute the enclosed copy and return it to my attention.

Best regards,



Martin E. Zimmerman
Chairman and Chief Executive Officer

cc:  Allen P. Palles



Agreed:


By:

Date: